Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Complete and partial portfolio holdings - arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties”, “Auditors” and “Financial statements” in the Statement of Additional Information and to the use of our report dated October 27, 2015, with respect to the financial statements of UBS U.S. Allocation Fund for the year ended August 31, 2015, which is incorporated by reference in Amendment No. 55 to the Registration Statement (Form N-1A Nos. 33-39659 and 811-6292) of UBS Investment Trust.

/s/ ERNST & YOUNG LLP

New York, New York

December 21, 2015